Exhibit 5.1


       Letterhead of Leland, Parachini, Steinberg, Matzger & Melnick, LLP
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                                 August 23, 2002



Amnis Systems Inc.
3450 Hillview Avenue
Palo Alto, California  94304

Re:     Registration Statement on Form S-8
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Ladies and Gentlemen:


     We have acted as counsel to Amnis Systems Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement") with respect to the registration under the Securities Act of 1933, as amended, of 20,000,000 shares of Common Stock, $0.0001 par value (the "Shares") of the Company (the "Common Stock"), subject to issuance by the Company upon exercise of options granted under the Amnis Systems Inc. 2002 Stock Plan (the "2002 Stock Plan").

     We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents as we have received from the Company and/or public officials as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.

     We have also assumed the due authorization and execution of the Registration Statement.

     With respect to certain factual matters material to the opinions expressed herein, we have relied, without independent investigation, on certificates of public officials as to the good standing or qualification to do business, the representations and warranties of the Company in the Registration Statement, and statements contained in the certificates executed and delivered by the President and Secretary of the Company.

     Based on our examination mentioned above, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that when issued in accordance with the terms of the 2002 Stock Plan, the Shares will be validly issued, fully paid and non-assessable shares of Common Stock.


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     We are members of the Bar of the State of California and express no opinion as to matters governed by any laws other than applicable federal laws of the United States, the laws of the State of California and the Delaware General Corporation Law as applied by the courts located in Delaware. We assume no obligation to update the opinions set forth in this letter.

     This opinion is rendered to you solely for your benefit in connection with the above described transaction, it may not be relied on by you for any other purpose and it may not be furnished to, used, circulated, quoted or relied upon by any other person, firm, corporation or entity for any purpose without our prior written consent.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

                        Very truly yours,


                        /s/ Leland, Parachini, Steinberg, Matzger & Melnick, LLP
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